Exhibit 99.1

IMAC CEO Jeff Ervin Issues Letter to Shareholders

BRENTWOOD, Tenn., Dec. 31, 2019 (GLOBE NEWSWIRE) -- IMAC Holdings, Inc. (IMAC) (the “Company” or “IMAC”), a provider of innovative medical advancements and care specializing in regenerative rehabilitation orthopedic treatments without the use of surgery or opioids, today announced CEO, Jeff Ervin, issued a Letter to Shareholders. Contents of the letter follow:

Dear Fellow IMAC Shareholder,

We are poised to begin 2020 with strong accomplishments this year that serve as a foundation for continued success in the new year. We enter 2020 having concentrated our efforts through several complementary paths, each of which differentiates us from competitive rehabilitation centers. It is our delivery of superior care without the use of surgery or opioids, our commitment to innovations that halt the progression of movement restricting disease, ensuring that our customers get better, and that we do better by our communities, including veterans of our Armed Services. For all of the successes we have achieved this year and over the last quarter in particular, we have been equally successful in carefully managing our costs while creating new revenue streams with minimal or no outlay of capital. We stand at the forefront of our industry and our plans for 2020 expand on our vision, geographic footprint, and development of new therapies that we believe will radically transform the landscape of regenerative medicine and treatment outcomes, all while staying true to our mission and vision. These are exciting times for your company and our future.

From the technological perspective, we are pleased to have announced the sale of our BioFirma subsidiary assets to Self Care Regeneration LLC for proceeds to the Company of $320,800, plus reimbursement of certain expenses. The transaction closes as of this day, and what makes it central to our business is that IMAC now has a long-term supply agreement with the ability to purchase regenerative medicine products at deep discounts for use in our roster of rehabilitation clinics without assuming operating risk of maintaining the production side of the business. Continued proprietary advancements are expected to be announced soon.

In terms of strategic expansion, we proudly announced the acquisition of four Illinois clinics, as well as introduced Mike Ditka as our brand ambassador. Our relationship with Coach Ditka is another in a long line of affiliations with renowned athletes that strengthen our brand and deliver increased patient awareness. The most recent addition of the Rockford clinic was from our newly appointed medical director for Illinois locations, Ricardo Knight, M.D.

Another important development was our November announcement regarding the U.S. Department of Veterans’ Affairs (VA) having named IMAC Regeneration Centers as part of its Community Care Network, which provides Veterans the opportunity to supplement their managed healthcare with established networks of civilian care providers. Now working directly with the VA, IMAC provides Veterans who experience chronic pain and movement-restricting conditions with the best access to medical treatments, physical therapy, occupational therapy and chiropractic care. In addition, it is worthwhile to note that we employ multiple Veterans of our Armed Services in our treatment centers, all of whom understand firsthand the conditions Veterans may experience. We have also increased our efforts to raise awareness and appreciation of our nation’s Veterans through local outreach programs around our centers.

Our recently implemented membership program begins January 1, 2020, on a subscription basis for all current and future patients. IMAC will start the membership with more than 300 enrollees. We offer online enrollment through the IMAC websites for one of three membership plans. The Flex Plan will require a $10 membership fee and $50 monthly fee which will include a consultation from a company medical practitioner and will offer members four chiropractic adjustments per month. The Plus Plan consists of a $50 membership fee and a $95 monthly fee for all Flex Plan benefits, four decompression visits per month, and one platelet-rich plasma treatment per year. Finally, the Regen Plan, which requires a $100 membership fee and a $300 monthly fee, will include one yearly medical evaluation and one yearly cellular therapy treatment, two platelet rich plasma treatments per year, and access to a 20% discount on additional proprietary regenerative medicine treatments found at the IMAC clinics. These plans provide our patients with significant savings and encourage guests to explore some of the proprietary treatment modalities that we believe set us apart in the market, while providing additional revenue streams and potential new visitors to our regenerative rehabilitation centers without any capital outlay.

From a strictly administrative perspective, we are also pleased to announce that our annual audit is now well under way and we expect to meet SEC mandated timelines. In addition, based on our successful growth over the course of 2019, we look forward to initiating quarterly conference calls to provide all of our stakeholders with greater transparency and more interactive discussion around our quarterly execution.

We are very proud of our accomplishments over the course of 2019, and our accomplishments in this last quarter further exemplify how far we believe we have come as a company. We look forward to sharing further successes with you in the months and years to come and wish you a prosperous 2020.

Sincerely,

Jeff Ervin

CEO

IMAC Holdings

About IMAC Holdings, Inc.

IMAC Holdings was created in March 2015 to expand on the footprint of the original IMAC Regeneration Center, which opened in Kentucky in August 2000. IMAC Regeneration Centers combine life science advancements with traditional medical care for movement restricting diseases and conditions. It owns or manages 15 outpatient clinics that provide regenerative, orthopedic and minimally invasive procedures and therapies. It has partnered with several active and former professional athletes, opening six Ozzie Smith IMAC Regeneration Centers, two David Price IMAC Regeneration Centers, and a Tony Delk IMAC Regeneration Center. IMAC’s outpatient medical clinics emphasize its focus around treating sports and orthopedic injuries without surgery or opioids.

Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements, and terms such as “anticipate,” “expect,” “believe,” “may,” “will,” “should” or other comparable terms, are based largely on IMAC's expectations and are subject to a number of risks and uncertainties, certain of which are beyond IMAC's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the skills and experience necessary to meet customers’ requirements, and its ability to protect its intellectual property. IMAC encourages you to review other factors that may affect its future results in its registration statement and in its other filings with the Securities and Exchange Commission. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact occur. More information about IMAC Holdings, Inc. is available at www.imacregeneration.com

IMAC

Press Contact:

Laura Fristoe

lfristoe@imacrc.com

Investors

Bret Shapiro

(516) 222-2560

brets@coreir.com